Filed Pursuant to Rule 433
Registration No. 333-213439

Final Term Sheet

May 8, 2018

VERIZON COMMUNICATIONS INC.

$1,788,800,000 Floating Rate Notes due 2025

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	Floating Rate Notes due 2025 (the “Notes”)

Trade Date:	May 8, 2018

Settlement Date (T+5):	May 15, 2018

Maturity Date:	May 15, 2025

Aggregate Principal Amount Offered:	$1,788,800,000

Public Offering Price:	100.000% plus accrued interest, if any, from May 15, 2018

Underwriting Discount:	0.350%

Proceeds to Verizon (before expenses):	99.650%

Interest Rate:	Three-month LIBOR plus 1.100%, to be reset quarterly. The interest rate on the Notes will in no event be lower than zero.

Interest Payment Dates:	Quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning August 15, 2018

Denomination:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000

Optional Redemption:	Not redeemable prior to March 15, 2025. At any time on or after March 15, 2025, the Notes will be redeemable on not less than 30 nor more than 60 days’ notice, in whole or in part, at the option of Verizon, at 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest.

Use of Proceeds:	Verizon intends to use the net proceeds from the sale of the notes to repurchase a portion of its outstanding $2,500,000,000 aggregate principal amount of Floating Rate Notes due 2025, which bear interest at a rate of three-month LIBOR plus 1.372%, reset quarterly. Verizon expects that the repurchase will be completed during the second quarter of 2018.

Allocation:	Principal Amount of Notes
Goldman Sachs & Co. LLC	$581,360,000
Morgan Stanley & Co. LLC	581,360,000
Mizuho Securities USA LLC	447,200,000
ICBC Standard Bank plc	62,608,000
Santander Investment Securities Inc.	62,608,000
Great Pacific Securities	26,832,000
The Williams Capital Group, L.P.	26,832,000

Total	$1,788,800,000

Representatives:	Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated May 7, 2018; Prospectus dated September 1, 2016

On May 8, 2018, Verizon filed with the U.S. Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K regarding the results of its 2018 annual shareholders’ meeting, which is incorporated by reference into Verizon’s prospectus for the offering to which this communication relates.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

Internet Site: www.verizon.com/about/investors

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

No PRIIPs key information document has been prepared as European Economic Area retail investors are not targeted.

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